Exhibit 1A-11

CONSENT OF INDEPENDENT AUDITOR

I hereby consent to the use in Amendment No. 4 to the offering statement on Form 1-A of Tejascore Techsystems Inc. (the "Company"), and in the offering circular forming a part thereof, of the following reports, each appearing in such offering circular:

1. My report dated August 3, 2026 relating to the financial statements of Tejascore Techsystems Inc. as of March 31, 2026 and for the period from inception (October 28, 2025) to March 31, 2026;

2. My report dated August 3, 2026 relating to the financial statements of Alpha Maier Private Limited as of March 31, 2026 and March 31, 2025 and for the years then ended; and

3. My report dated August 3, 2026 relating to the financial statements of Marelli UM Electronic Systems Private Limited as of December 31, 2025 and December 31, 2024 and for the years then ended, which report includes a section titled Material Uncertainty Related to Going Concern.

I also consent to the references to me under the heading "Experts" in such offering circular.

/s/ Crystal Arthur, CPA

Crystal Arthur, CPA

Certified Public Accountant

Indiana License No. CP11500183

August 27, 2026